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                                                                   Exhibit 10(2)
                                AMENDMENT TO THE
                                LETTER AGREEMENT

This Amendment to the Letter Agreement dated as of January 1, 2000 (the "Agreement") between The Mead Corporation, an Ohio corporation (the "Corporation"), and ____________________is made as of June 22, 2000.

     1. Section 4(d)(ii) of the Agreement is hereby amended in its entirety, to read as follows:

          (ii) the Corporation will pay as severance benefits to you, not later than the fifth day following the Date of Termination, a lump sum severance payment equal to two and one-half (2.5) times the sum of your (A) highest rate of annualized Base Salary in effect at any time up to and including the Date of Termination, and (B) the greater of
          (x) the highest amount of the actual annual incentive and long-term incentive you received under the Mead Annual Incentive Plan and the Mead Long-Term Incentive Plan for the three plan years immediately preceding the year in which your Date of Termination occurred, and (y) the highest amount of your target annual incentive and your target long-term incentive established for the Mead Annual Incentive Plan and the Mead Long-Term Incentive Plan for the three plan years immediately preceding the year in which your Date of Termination occurred (or, if higher, your target annual incentive and your target long-term incentive established for the Mead Annual Incentive Plan and the Mead Long-Term Incentive Plan for the plan year in which your Date of Termination occurred);

     2. Section 4(d) of the Agreement is hereby amended by re-designating Subsection (v) as Subsection (vi) and by adding the following new Subsection (v) to read as follows:

          (v) In addition to the retirement benefits to which you are entitled under each Pension Plan or any successor plan thereto, the Corporation shall pay you a lump sum amount in cash, calculated under the assumption that at such Date of Termination you had an additional three (3) years of age and service credits, provided that your age and service will not be treated as extending beyond your 65th birthday, with Compensation (as defined in such Pension Plan) for each of such three (3) additional years to be treated at (A) your highest rate of annualized Base Salary in effect at any time up to and including the Date of Termination, and (B) the greater of (x) the highest amount of the actual annual incentive you received under the Mead Annual Incentive Plan for the three plan years immediately preceding the year in which your Date of Termination occurred, and (y) the highest amount of your target annual incentive established for the Mead Annual Incentive Plan for the three plan years immediately preceding the year in which your Date of Termination occurred (or, if higher, the target annual incentive

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          established for the Mead Annual Incentive Plan for the plan year in which your Date of Termination occurred). For purposes of this Section 4(d)(v), "Pension Plan" shall mean any tax-qualified pension or non-qualified supplemental pension or excess benefit pension plan maintained by the Corporation and any other plan or agreement entered into between you and the Corporation which is designed to provide you with retirement benefits. The three (3) additional years of age and service shall be used for purposes of all calculations under this section, including but not limited to the early retirement reduction calculation so as to offset such reduction. All calculations under this Agreement with respect to your benefits shall be made without regard to any amendments to any Pension Plan made subsequent to a Change in Control which adversely affect in any manner the computation of retirement benefits hereunder.

     3. Section 4 of the Agreement is hereby amended by adding the following new subsection at the end thereof:

          (i) Except as provided in Section 4(e), the Corporation's obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Corporation may have against you or anyone else. All amounts payable by the Corporation hereunder shall be paid without notice or demand.

     4. Section 4(e) of the Agreement is hereby amended, in its entirety, to read as follows:

          (i) Whether or not you become entitled to the Severance Payments, if any of the payments or benefits received or to be received by you in connection with a Change in Control or termination of your employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Corporation, any Person whose actions result in a Change in Control or any Person affiliated with the Corporation or such Person) (all such payments and benefits, excluding the Gross-Up Payment (as hereinafter defined), being hereinafter referred to as the "Total Payments") will be subject to the excise tax (the "Excise Tax") referred to in Section 4999 of the Internal Revenue Code (the "Code"), or any similar tax that may hereafter be imposed, the Corporation shall pay you in cash an additional amount (the "Gross-Up Payment") such that the net amount retained by you, after deduction of any Excise Tax upon the Total Payments and any federal, state and local income taxes, employment taxes, and Excise Tax upon the Gross-Up Payment provided for by this
          Section 4(e) (including FICA), shall be equal to the Total Payments;

          (ii) For purposes of determining the potential impact of the Excise Tax and the amount of such Excise Tax, (A) all of the Total Payments shall be treated as "parachute payments" (within the meaning of Section 280G(b)(2) of the Code)

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          unless, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to you and selected by the accounting firm which was, immediately prior to the Change in Control, the Corporation's independent auditor (the "Auditor"), such payments or benefits (in whole or in part, and whether received or to be received in the future) do not constitute parachute payments, including by reason of
          Section 280G(b)(4)(A) of the Code, (B) all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the Base Amount (within the meaning of Section 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (C) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state or locality of your residence on the Date of Termination (or if there is no Date of Termination, then the date on which the Gross-Up Payment is calculated for purposes of this Section (e)), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes;

          (iii) In the event that the Excise Tax is subsequently determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Corporation shall make an additional Gross-Up Payment in respect to such excess (plus any interest, penalties or additions payable by you with respect to such excess) within five (5) business days following your payment of such excess. If, after receipt of the Gross-Up Payment, you become entitled to receive any refund with respect to a determination that there was an overpayment of any Excise Tax or income tax with respect to the Gross-Up Payment, including interest and penalties with respect thereto, you shall, within five
          (5) business days following receipt of such refund, promptly pay to the Corporation the amount of such refund (together with any interest paid or credited thereon (after taxes applicable thereto)).

          (iv) You shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Corporation of an additional Gross-Up Payment. Such notification shall be given no later than ten (10) business days after the Internal Revenue Service issues to you either a written notice proposing imposition of the Excise Tax or a statutory notice of deficiency with respect thereto, and you shall apprise the Corporation of the nature of such claim and the date on which such claim is requested to be paid. You shall

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          not pay such claim prior to the expiration of the thirty (30) day period following the date on which you give such notice to the Corporation (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Corporation notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall: (w) give the Corporation any information reasonably requested by the Corporation relating to such claim; (x) take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Corporation; (y) cooperate with the Corporation in good faith in order to effectively contest such claim; and (z) permit the Corporation to participate in any proceedings relating to such claim. Provided, however, that the Corporation shall directly bear and pay all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax, income and employment tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing, the Corporation shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such claim.

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